Exhibit 12



       United Air Lines, Inc. and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges


                                            Six Months Ended
                                                June 30

                                             1998      1997
                                             ----      ----
                                              (In Millions)
Earnings:

   Earnings before income taxes             $ 509     $ 546
   Fixed charges, from below                  481       490
   Undistributed earnings of affiliates       (37)      (40)
   Interest capitalized                       (56)      (50)
                                             ----      ----
       Earnings                             $ 897     $ 946
                                             ====      ====

Fixed charges:

   Interest expense                         $ 176     $ 142
   Portion of rental expense
     representative of the interest factor    305       348
                                             ----      ----

       Fixed charges                        $ 481     $ 490
                                             ====      ====

Ratio of earnings to fixed charges           1.86      1.93
                                             ====      ====
